Filed pursuant to Rule 424b3
Registration Statement No. 333-200812

PRICING SUPPLEMENT NO. 4

Dated September 24, 2015 to

PROSPECTUS SUPPLEMENT

Dated January 30, 2015 and

PROSPECTUS

Dated January 29, 2015

QUÉBEC

MEDIUM-TERM NOTES, SERIES A, FLOATING RATE NOTES DUE 2018

SUBJECT	FINAL PRICING DETAILS
Issuer:	Québec
Title of Securities:	Medium-Term Notes, Series A, Floating Rate Notes Due 2018 (“Series A Notes”) to be consolidated and form a single series with the US$950,000,000 Series A Floating Rate Notes Due 2018 of the Issuer issued on September 4, 2015, on September 24, 2015 and on September 30, 2015
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-200812
Ranking:	Direct, unconditional debt
Size:	U.S. $50,000,000
Trade Date:	September 24, 2015
Settlement Date:	September 30, 2015 (T+4)
Maturity Date:	September 4, 2018
Interest Payment Dates:	March 4, June 4, September 4, and December 4 of each year, subject to adjustment in accordance with Modified Following Business Day convention
First Interest Payment Date:	December 4, 2015, subject to adjustment in accordance with Modified Following Business Day convention. Interest will accrue from September 4, 2015.
Spread to 3 month USD LIBOR:	+23 bps
Price:	100.011% plus accrued interest from September 4, 2015
Net Proceeds to Issuer:	$50,013,312.50 including accrued interest
Day Count:	Actual/360
Denominations:	US$5,000 and integral multiples of US$1,000 for higher amounts
Lead Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Cusip/ISIN:	748148 RV7 / US748148RV76
Common Code:	128680012
Redemption Price at Maturity:	100% of the principal amount
Listing and Admission to Trading:	Application will be made for the Series A Notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that this application will be approved, and settlement of the Series A Notes is not conditioned on obtaining the listing.
Governing Law:	Québec and Canada
Prospectus and Prospectus Supplement:	Prospectus dated January 29, 2015, and Prospectus Supplement dated January 30, 2015
Stabilization:	Reg M/FCA/ICMA
Fiscal Agent:	Citibank, N.A.

Other Terms:

Québec has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms.

The funds in the Sinking Fund will be used for repayment at maturity. The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, Québec is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

The Series A Notes issued under this Pricing Supplement No. 4 will be consolidated and form a single series with the US$950,000,000 Series A Floating Rate Notes Due 2018 of the Issuer issued on September 4, 2015, on September 24, 2015 and on September 30, 2015.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY QUÉBEC FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

Where You Can Find More Information

We file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). These reports include financial information about us and may be accompanied with exhibits.

You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	our Annual Report on Form 18-K for the year ended March 31, 2015, filed on June 5, 2015;

•	our Report on Form 18-K/A filed on March 30, 2015, which includes excerpts from our 2015-2016 Budget;

•	our Reports on Form 18-K/A filed July 6, 2015, August 24, 2015, September 4, 2015, September 14, 2015 and September 24, 2015;

•	the pricing supplement no. 1 dated August 28, 2015, filed on September 1, 2015;

•	the pricing supplement no. 2 dated September 17, 2015, filed on September 18, 2015; and

•	the pricing supplement no. 3 dated September 23, 2015, filed on September 24, 2015.

We also incorporate by reference all our future annual reports and amendments to annual reports, and any other information we file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities. Each time we file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. All of these documents incorporated by reference are filed with the SEC under File No. 2-86339.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following address:

Québec

Ministère des Finances

Direction générale du financement et de la gestion de la dette

12 rue Saint-Louis

Québec, Québec

Canada G1R 5L3;

Tel.: (418) 643-8141

Fax: (418) 643-4700

We are responsible for the information incorporated by reference or contained in the prospectus, the prospectus supplement, this pricing supplement no. 4 and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Series A Notes in any state where the offer is not permitted by the law. You should not assume that the information in the prospectus, the prospectus supplement or this pricing supplement no. 4 is accurate as of any date other than the date on the front of those documents.